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                                                                     EXHIBIT 2.2

                                 AMENDMENT NO. 1
                           TO ASSET PURCHASE AGREEMENT

         This AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment") is entered into effective as of November 26, 2003, by and among OrthoLogic Corp., a Delaware corporation ("Seller"), and dj Orthopedics, LLC, a Delaware limited liability company ("Buyer"). Capitalized terms used herein but not otherwise defined shall have the meanings given them in the Purchase Agreement (as defined below).

         WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of October 8, 2003 (the "Purchase Agreement"), providing for among other things, the Buyer's purchase and the Seller's sale of all of the Purchased Assets; and

         WHEREAS, the parties have agreed to make certain amendments to the Purchase Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby mutually agree as follows:

1. Lease of Employees. Buyer and Seller hereby agree that Seller shall lease the employees listed on Schedule 5.6 to the Purchase Agreement (other than those employees who are on short term disability as noted on such Schedule 5.6) (the "Leased Employees") to the Buyer from the period from the Closing Date to December 2, 2003. During such period, Seller shall provide such employees with the same compensation and benefits as Seller provided to the Leased Employees prior to the Closing Date. Seller hereby agrees that the Leased Employees shall perform services for the Buyer at Buyer's direction. As consideration for such lease of employees, Buyer shall pay Seller $127,650.37 on the Closing Date by wire transfer of immediately available funds.

2. Section 5.6(a) of the Agreement is hereby amended by deleting the second sentence and replacing it in its entirety with the following:

"Seller shall give notice to each Transferred Employee that such Transferred Employee's employment relationship with Seller will terminate on December 1, 2003."

3. Section 5.6(c) of the Agreement is hereby amended by deleting the first sentence and replacing it with the following:

"Effective as of December 2, 2003, Buyer will take all such actions as are required to cause each of the Transferred Employees to be provided with, as of such date, benefits, programs, policies and arrangements maintained by Buyer for similarly situated employees of Buyer and cash compensation, that is substantially comparable in the aggregate to the cash compensation provided to such employee as of the date of this Agreement."

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4.       Schedule 2.1(c) to the Purchase Agreement is hereby amended by adding to such schedule the supplement to Schedule 2.1(c) attached hereto as Exhibit A.

5. Section 3.3, 3.6, 3.17 and 5.6 of the Seller's Disclosure Schedule are hereby amended by replacing such sections in their entirety with the Sections 3.3, 3.6, 3.17 and 5.6 attached hereto as Exhibit B.

6. During the period from the Closing Date to December 2, 2003, Buyer shall ensure compliance with all applicable laws and regulations having to do with management or employment of Leased Employees, including, without limitation, hours of labor, working conditions, employment discrimination and other employer-employee related subjects.

7. Buyer shall indemnify and hold harmless the Seller Indemnified Persons pursuant to the procedures set forth in Article IX of the Agreement from and against all Losses, directly or indirectly, as a result of, or based upon or arising from any act or omission by Buyer or Buyer's agents or employees in connection with the employment or management of the Leased Employees during the period from the Closing Date to December 2, 2003, except to the extent such act or omission was caused by or within the exclusive control of Seller.

8. Except as expressly set forth in this Amendment, the Purchase Agreement shall remain in full force and effect and shall not be deemed to have been modified or amended by this Amendment. Each of the parties understands and agrees that by executing and delivering this Amendment the other parties do not hereby waive any of their respective rights or remedies under the Purchase Agreement.

9. This Amendment, together with the Purchase Agreement, constitutes the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby. This Amendment shall be governed by the laws of the State of Delaware applicable to agreements entered into and fully performed in such state.

10. This Amendment may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

                                    ORTHOLOGIC CORP.,
                                    a Delaware corporation

                                    By: /s/ Thomas R. Trotter
                                    Name:   Thomas R. Trotter
                                    Title:  President/CEO

                                    DJ ORTHOPEDICS, LLC,
                                    a Delaware limited liability company

                                    By: /s/ Donald M. Roberts
                                    Name: /s/ Donald M. Roberts
                                    Title:

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Exhibit A: Supplement to Schedule 2.1(c) to the Asset Purchase Agreement dated
October 8, 2003

Exhibit B: New Schedules 3.3, 3.6, 3.17 and 5.6 to the Asset Purchase Agreement dated October 8, 2003

*OrthoLogic Corp. agrees to furnish supplementally a copy of these omitted exhibits and the disclosure schedules relating to OrthoLogic Corp.'s exceptions and disclosure pursuant to its representations and warranties under this Amendment No. 1 to the Asset Purchase Agreement to the Securities and Exchange Commission upon request.

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